Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
Dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS ANNOUNCES FOURTH QUARTER RESULTS
Year-to-Date Net Income Increases 9.1%

Sunbury, PA (March 10, 2016) - Weis Markets, Inc. (NYSE:WMK) today announced its fourth quarter sales increased 2.8% to $734.1 million while its comparable store sales increased 2.8% compared to the same period a year ago.

For the thirteen week period ended December 26, 2015, the Company's net income increased 21.0% to $16.6 million compared to the same period in 2014. Fourth quarter earnings per share increased 19.6% to $0.61 per share compared to fourth quarter 2014. During the same period, the Company's operating income increased 24.5% to $25.8 million.

Year-to-Date Results

For the 52-week period ended December 26, 2015, the Company's sales increased 3.6% to $2.9 billion while comparable store sales increased 3.7% compared to the 52-week period ended December 27, 2014. Year-to-date net income increased 9.1% to $59.3 million while earnings per share increased 9.4% compared to 2014. The Company's year-to-date operating income increased 11.6% to $90.8 million compared to 2014.

"In 2015, our overall results benefited from strategic pricing investments and the ongoing improvement of our store assortments by market," said Weis Markets Chairman and CEO Jonathan Weis. "In addition, improved store level, supply chain and store support efficiencies helped us deliver a better customer experience, which helped us increase customer traffic and our overall market share."

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter - 2015
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	December 26, 2015	December 27, 2014	(Decrease)
Net Sales	$734,063,000	$713,788,000	2.8%
Income Before Income Taxes	26,624,000	21,213,000	25.5%
Provision for Income Taxes	10,049,000	7,515,000	33.7%
Net Income	$16,575,000	$13,698,000	21.0%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.61	$0.51	$0.10

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	December 26, 2015	December 27, 2014	(Decrease)
Net Sales	$2,876,748,000	$2,776,683,000	3.6%
Income Before Income Taxes	92,331,000	83,662,000	10.4%
Provision for Income Taxes	33,001,000	29,281,000	12.7%
Net Income	$59,330,000	$54,381,000	9.1%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$2.21	$2.02	$0.19